Exhibit 5.1

[GOODWIN PROCTER LLP LETTERHEAD]

January 30, 2015

Pernix Therapeutics Holdings, Inc.
10 North Park Place, Suite 201
Morristown, New Jersey 07960

Re:    Securities Being Registered under Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-3 (as amended or supplemented, the "Registration Statement") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), relating to the registration of up to 18,111,112   shares of Common Stock, par value $0.01 per share (the "Common Stock"), of Pernix Therapeutics Holdings, Inc., a Maryland corporation (the "Company"), including 3,500,000 shares of Common Stock of the Company (the "Shares") , up to 13,611,112 shares of Common Stock (the "Conversion Shares") which may be issued upon conversion of 8.00% Convertible Senior Notes due 2019  (the "Notes") and up to 1,000,000 shares of Common Stock (the “Warrant Shares”) which may be issued upon exercise of certain Warrants to Purchase Common Stock,  to be sold by the selling stockholders listed in the Registration Statement under "Selling Stockholders".

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions expressed below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The opinions expressed below are limited to the Maryland General Corporation Law (which includes reported judicial decisions interpreting the Maryland General Corporation Law).

Based on the foregoing, we are of the opinion that: (1) the Shares have been duly authorized and validly issued and are fully paid and non-assessable;  (2) assuming that there is a sufficient number of authorized and unissued shares of Common Stock at the time of a Note conversion, the Conversion Shares, when and if issued upon conversion of the Notes in accordance with the terms thereof, will be validly issued, fully paid and non-assessable; and (3) assuming that there is a sufficient number of authorized and unissued shares of Common Stock at the time of a Warrant exercise, the Warrant Shares, when and if issued upon exercise of the Warrants  in accordance with the terms thereof, will be validly issued, fully paid and non-assessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP